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                                                                  Exhibit 99.2



                                                       [GRAPHIC OF AVID LOGO]


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
Contacts:    Avid Press: Carter Holland, 978/640-3172, carter_holland@avid.com
             Digidesign Press: Chandra Lynn, 650/731-6688 chandra_lynn@digidesign.com
             Investors: Dean Ridlon, 978/640-5309, dean_ridlon@avid.com
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FOR IMMEDIATE RELEASE


                      AVID COMPLETES ACQUISITION OF M-AUDIO

TEWKSBURY, MA - August 20, 2004 - Avid Technology, Inc. (NASDAQ: AVID) today announced that it has completed the previously announced acquisition of Irwindale, CA-based M-Audio - a leading provider of digital audio and MIDI solutions for electronic musicians and audio professionals. M-Audio is now a business unit of Avid's Digidesign audio division, and will market its line of computer audio products alongside Digidesign's award-winning digital audio workstations for the professional and home/hobbyist markets.

"There are significant benefits that result from this acquisition - not just for Avid, but for virtually any user who is serious about making high-quality music or audio," said David Krall, Avid's president and chief executive officer. "Both Digidesign and M-Audio have visionary leaders who have proven track records for pioneering computer-based audio solutions. In the months ahead, we will tap their respective areas of expertise to develop a versatile and comprehensive set of creative home studio tools to pursue what the National Association of Music Merchants estimates to be a $500 million annual opportunity in the computer music and home recording market."

M-Audio's award-winning line of products - which includes computer audio peripherals, PCI sound cards, keyboard controllers and control surfaces, microphones, microphone preamps, speakers, and distributed software and proprietary sound libraries - complements Digidesign's family of professional and home audio solutions. As a business unit of Digidesign, M-Audio employs approximately 200 people with domestic operations in California and Wisconsin, and international operations in Canada, England, Germany, France, and Japan. M-Audio's founder and CEO, Tim Ryan, has joined Digidesign as general manager of M-Audio, reporting to Dave Lebolt, Digidesign general manager and Avid vice president. M-Audio's headquarters will remain in Irwindale.

The acquisition will be recorded as a purchase in Avid's third quarter.


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ABOUT AVID TECHNOLOGY, INC.

Avid Technology, Inc. is the world leader in digital nonlinear media creation, management, and distribution solutions, enabling film, video, audio, animation, games, and broadcast professionals to work more efficiently, productively, and creatively. For more information about the company's Oscar(R), Grammy(R), and Emmy(R) award-winning products and services, please visit: www.avid.com.

ABOUT DIGIDESIGN

Digidesign, a division of Avid Technology, Inc., is the world's leading manufacturer of digital audio production systems, and the winner of the 2001 Technical Grammy Award and 2003 Academy Award(R) of Merit (Oscar statuette) for the design, development, and implementation of the Pro Tools(R) digital audio workstation. The company is the exclusive distributor of the Focusrite hardware and software product lines in North and Latin America. Digidesign provides the professional music, film, video, multimedia, and radio broadcast industries with tools for digital recording, MIDI sequencing, editing, signal processing, and surround mixing. Digidesign(R) products are marketed in more than 40 countries worldwide through a distribution network of value-added dealers, distributors, and OEM relationships. For more information, please visit: www.digidesign.com.

ABOUT M-AUDIO

M-Audio is a leading provider of creative tools for today's electronic musicians and audio professionals. Founded in 1988, M-Audio has offices in the U.S., Canada, U.K., Germany, France, and Japan, as well as distribution in most of the rest of the world. For more information about M-Audio and its portfolio of consumer products, please visit: www.m-audio.com. M-Audio received funding from private equity and venture capital firm Summit Partners in 2003.

Some statements in this announcement may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. Avid cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: (i) the challenges and costs of assimilating the operations and personnel of M-Audio; (ii) the ability to attract and retain highly qualified employees; (iii) competitive factors, including pricing pressures; (iv) maintaining pre-existing relationships of M-Audio; (v) fluctuating currency exchange rates; (vi) adverse changes in general economic or market conditions, particularly in the content-creation industry; and (vii) other important events and factors disclosed previously and from time to time in Avid's filings with the U.S. Securities and Exchange Commission. Avid disclaims any obligation to update any forward-looking statements after the date of this release.

(C) 2004 Avid Technology, Inc. All rights reserved. Product features, specifications, system requirements, and availability are subject to change without notice. Avid, Digidesign, Film Composer, and Pro Tools are either registered trademarks or trademarks of Avid Technology, Inc. in the United States and/or other countries. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid(R) Film Composer(R) system for motion picture editing. Digidesign, Avid's audio division, received an Oscar statuette representing the 2003 Scientific and Technical Award for the design, development, and implementation of its Pro Tools digital audio workstation. M-Audio is a registered trademark of Midiman, Inc. Academy Award and Oscar are trademarks and service marks of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.